EXHIBIT 8B(iii)


                             SECOND MODIFICATION TO
                     LOAN PURCHASE AND ASSUMPTION AGREEMENT


         This SECOND MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT, made this 1st day of July, 1997, by and between Rushmore Trust and Savings, FSB ("Rushmore") and AmericasBank ("AmericasBank"). Witnesseth:

         WHEREAS, by Loan Purchase and Assumption Agreement dated May 31, 1996, as modified on January 31, 1997 (collectively, the Loan Purchase Agreement), Rushmore intends to sell to AmericasBank, all loans selected by Rushmore ("Loans") and AmericasBank intends to purchase the Loans and assume certain liabilities in connection therewith upon the terms and conditions therein set forth; and

         WHEREAS, the parties hereto desire to modify and clarify certain of the terms and conditions set forth in the Loan Purchase Agreement as hereinafter set forth.

         NOW THEREFORE, this SECOND MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT Witnesseth, that for and in consideration of the mutual terms and conditions hereinafter set forth, and in further consideration of the sum of One Dollar ($1.00), the adequacy and payment of which are hereby acknowledged, the parties hereto do hereby agree as follows:

5. Section 13(c) of the Loan Purchase Agreement is hereby modified as follows:

                  "(c) By the Board of Directors of AmericasBank or Rushmore, or the proper officers of either party acting pursuant to the authority of their respective Board of Directors, if the Closing has not occurred on or before July 31, 1997."

6. All of the remaining terms and conditions of the Loan Purchase Agreement shall remain unchanged and in full force and effect. The Parties hereto identify this SECOND MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT to be a part of the Loan Purchase Agreement, and, in the event of any conflict between the provisions of the Loan Purchase Agreement and this SECOND MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT, then this SECOND MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT shall supersede the provisions of the Branch Purchase Agreement so modified, and the language of this SECOND MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT shall prevail.

         IN WITNESS WHEREOF, the parties hereto have caused this SECOND MODIFICATION TO LOAN PURCHASE AND ASSUMPTION AGREEMENT to be duly executed by their respective representatives thereunto duly authorized, as of the date first above written.


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                                      RUSHMORE TRUST AND SAVINGS, FSB

                                             /s/ Linda Paisley
                                      By:  _______________________________
                                             Linda Paisley
                                             Chief Executive Officer


                                      AMERICASBANK

                                             /s/ J. Clarence Jameson, III
                                      By:  _______________________________
                                             J. Clarence Jameson, III

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